Exhibit 3.1

ARTICLES OF INCORPORATION

of

Ashford Holding Corp.

FIRST:              The undersigned, David A Brooks, whose address is 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

SECOND:         The name of the corporation is Ashford Holding Corp. (hereinafter, the “Corporation”).

THIRD:             The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

FOURTH:         The street address of the principal office of the Corporation in Maryland is c/o CSC — Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

FIFTH:              The name of the resident agent of the Corporation is CSC — Lawyers Incorporating Service Company whose address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a citizen of and resides in the State of Maryland.

SIXTH:             The aggregate number of shares of capital stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of capital stock, consisting of (i) one hundred million (100,000,000) shares of common stock, par value one cent ($0.01) per share, (ii) fifty million (50,000,000) shares of blank check common stock, par value one cent ($0.01) per share and (iii) fifty million (50,000,000) shares of preferred stock, par value one cent ($0.01) per share.

SEVENTH:      The number of directors of the Corporation shall be three, which number may be increased or decreased pursuant to the bylaws of the Corporation.  The names of the initial directors are:

Monty J. Bennett

David A. Brooks

J. Robinson Hays III

[Remainder of the Page Intentionally Blank]

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act this 26th day of March, 2018.

/s/ David A. Brooks
David A. Brooks